Exhibit (k)(3)

INNOVATION ACCESS FUND
EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

THIS EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT is made as of the 13th day of November, 2025, by and between Innovation Access Fund, a Delaware statutory trust (the “Fund”), and SilverBay Capital Management LLC, a Delaware limited liability company (“SilverBay”). All capitalized terms used herein and not defined shall have the meaning ascribed to them in the registration statement of the Fund.

W I T N E S S E T H:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end, management investment company; and

WHEREAS, SilverBay serves as the investment adviser of the Fund pursuant to an agreement between SilverBay and the Fund, dated as of November 13, 2025 (the “Investment Advisory Agreement”);

NOW, THEREFORE, the parties hereto agree as follows:

1. SilverBay (or an affiliate thereof) agrees to pay or absorb the ordinary operating expenses of the Fund so as to ensure that the Fund's annual expense ratio, excluding: (i) the Management Fee; (ii) the Incentive Fee; (iii) any Distribution and Shareholder Servicing Fees for Class A Shares or servicing fees for Class W Shares; (iv) any acquired fund fees and expenses; (v) transactional costs associated with consummated and unconsummated transactions, including legal costs and brokerage commissions, associated with the acquisition, disposition and maintenance of investments by the Fund; (vi) any interest expense; (vii) taxes; (viii) dividend and interest expenses relating to any short sales; and (ix) extraordinary expenses (expenses resulting from events and transactions that are distinguished by their unusual nature or by the infrequency of their occurrence), does not exceed 0.75% per annum for each class (the “Expense Limitation”).

2. This Agreement will remain in effect through the later of December 31, 2028 or 48 months from the Initial Investor Commencement Date, unless sooner terminated at the sole discretion of the Board. The Fund may terminate this Agreement upon 30 days’ written notice to SilverBay. This Agreement will terminate automatically upon the termination of the Fund’s Investment Advisory Agreement (other than a termination resulting from an “assignment,” as defined by the 1940 Act and the rules thereunder, of the Investment Advisory Agreement) unless a new Investment Advisory Agreement with Silverbay (or an affiliate of SilverBay) to replace the terminated agreement becomes effective upon such termination.

 3. The Fund agrees to carry forward for a period not to exceed three (3) years from the date on which an expense is incurred by SilverBay any ordinary operating expenses of the Fund (less the Exclusions) in excess of the Expense Limitation that are paid or assumed by SilverBay (or an affiliate of SilverBay) pursuant to this Agreement (“Excess Operating Expenses”) and to reimburse SilverBay (or an affiliate of SilverBay) in the amount of such Excess Operating Expenses as set forth herein. Such reimbursement will be made as promptly as possible, but only to the extent it does not cause the ordinary operating expenses of the Fund (less the Exclusions) for any year to exceed the Expense Limitation in effect at the time the expense was waived, paid or absorbed.

4. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

INNOVATION ACCESS FUND

By:	/s/ Gregory D. Jakubowsky

Name:	Gregory D. Jakubowsky
Title:	Trustee and Principal Executive Officer

SILVERBAY CAPITAL MANAGEMENT LLC

By:	/s/ Jennifer Shufro

Name:	Jennifer Shufro
Title:	Managing Director

[Signature Page to Expense Limitation Agreement]